Exhibit 10.1
AMENDMENT
TO THE
M.D.C. HOLDINGS, INC.
EXECUTIVE OFFICER PERFORMANCE-BASED COMPENSATION PLAN
     Pursuant to Paragraph A of Article V of the M.D.C. Holdings, Inc. Executive Officer Performance-Based Compensation Plan approved by the Company’s shareowners in 1994 (the “Plan”), Paragraph C of Article III of the Plan is amended to read as follows:
C.	The Committee shall have no discretion to make any payment to a Covered Employee under the Plan in excess of the amount determined under paragraph B of this Article III. However, the Committee may, in its sole discretion, reduce the amount otherwise payable to any Covered Employee under paragraph B for any fiscal year by determining, on or before the last day of the fiscal year, that the payment to such Covered Employee shall not exceed a dollar amount then specified by the Committee.